Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Reports Results for the Three Months Ended

March 31, 2006

•	Total product and service revenue doubles to $1.3 million compared to the first quarter 2005

•	Net loss declines by $1.7 million (24%) to $5.4 million and net loss per share decreases by 33% to $0.20 per share compared to the first quarter of 2005

•	Immunicon and Pfizer Extend and Expand Clinical Research and Development Agreement

•	Immunicon improves guidance for “net cash burn” for 2006 to between $20 million and $22 million

HUNTINGDON VALLEY, PA, May 3, 2006 — Immunicon Corporation {Nasdaq-NM: IMMC}, which is developing and commercializing proprietary cell- and molecular-based human diagnostic and life-science research products with an initial focus on cancer, today announced its operating results for the three months ended March 31, 2006.

Financial Results for the Quarter Ended March 31, 2006

Immunicon reported product and service revenue of $1,252,000 for the first quarter, including $634,000 in instrument revenue, $279,000 in reagent and consumable product sales and $339,000 in service revenue. Immunicon had $610,000 in product and service revenue in the corresponding quarter of 2005 which included $463,000 in instrument revenue and $147,000 in reagent and service revenue.

In the three months ended March 2006 Immunicon shipped thirteen CellTracks Analyzer II systems to domestic and international customers including seven new shipments and six upgrades from the first generation CellSpotter Analyzer system to the CellTracks Analyzer II system. Also for the quarter ended March 2006 Immunicon shipped seven CellTracks AutoPrep Systems. As of March 31, 2006 Immunicon had cumulative placements of 58 cell analyzers including 35 CellTracks Analyzer II systems and 23 CellSpotter Analyzers. The Company also had 49 cumulative placements of the CellTracks AutoPrep Systems. Recognition of revenue related to instrument shipments to customers typically is delayed for a period of several months pending the final evaluation and acceptance of these systems by customers.

Immunicon reported a loss on product and service sales of $272,000 in the quarter ended March 31, 2006 compared to a gross profit on product sales of $436,000 in the corresponding period in 2005. This is the result of a number of factors. Immunicon began capitalizing inventory-related costs in the fourth quarter of 2004. Prior thereto, all product and inventory material purchases were recorded as an R&D expense, principally as laboratory supplies. Therefore in the quarter ended March 31, 2005 much of the materials typically recorded as cost of goods sold had been purchased and expensed in a prior period and as a result much of the product revenue was reported without a corresponding cost of goods sold. Also in the quarter ended March 31, 2006 Immunicon sold five CellTracks Analyzer II systems of which three were part of an upgrade program from the first generation CellSpotter analyzer system. These three CellTracks Analyzer II systems were sold below cost as part of a program to encourage upgrade of the first generation CellSpotter Analyzers. Effective October 1, 2005 Immunicon determined that it was no longer a development stage company. Certain operational costs which prior thereto had been allocated between cost of goods sold and research and development expenses are now being fully charged as costs of goods sold.

Effective January 1, 2006 Immunicon adopted Statement of Financial Accounting Standards 123R Share-Based Payment (“SFAS 123R”) which requires that costs associated with stock-based compensation be expensed in the current period. For the quarter ended March 31, 2006 Immunicon recorded $357,000 in non-cash compensation expense and allocated these expenses to the appropriate cost category. The adoption of SFAS 123R and the changes related to inventory and cost of goods sold referred to above should be considered when comparing results between periods.

For the quarter ended March 31, 2006, Immunicon’s net loss was $5.4 million, or $0.20 per share, based on 27.6 million weighted average common shares outstanding, compared with a net loss of $7.1 million, or $0.30 per share, for the same period in 2005, based on 23.2 million weighted average common shares outstanding.

On August 29, 2005, Immunicon announced that it was reducing staff and other expenses in order to align costs with its commercialization strategy and revenue ramp and Immunicon reduced its workforce by approximately 25% as of that date. The Company recorded total charges of $459,000 related to the staff and other cost reductions in the year ended December 31, 2005. The Company expects to incur charges of up to an estimated additional $300,000 such as those related to space consolidation, among others, in the first half of 2006. The Company had previously announced that it estimated additional costs could be as high as $600,000.

Research and development (“R&D”) expenses for the quarter ended March 31, 2006 were $3.1 million, compared to $5.9 million for the first quarter of 2005. The decrease of $2.8 million was the result of expense reductions in salary and other areas related to the staff reduction referred to above.

General and administrative (“G&A”) expenses for the quarter ended March 31, 2006 were $2.5 million, compared to $2.0 million for the comparable quarter of 2005. This increase of approximately $500,000 is attributable principally to non-cash compensation charges associated with the issuance of restricted shares and to the adoption of SFAS 123R.

On March 31, 2006, Immunicon had cash, cash equivalents and investments of $39.2 million, including $1.5 million of investments classified as long term investments. Based on reaching certain commercialization goals including sales of its products Immunicon determined that it was no longer a development stage company effective at the beginning of the fourth quarter of 2005

Immunicon revised its estimate for net cash expenditures for 2006 to be in a range of between $20 million and $22 million. The Company had previously estimated that net cash expenditures for 2006 would be in the range of between $22 million and $24 million. Immunicon continues to control actively operating costs and to monitor staffing levels and capital expenditures.

Byron D. Hewett, Immunicon’s President and Chief Executive Officer (CEO) commented, “We are pleased with the progress we are making in the commercialization of our products. Awareness and interest in our data and clinical utility of our products continues to grow in all key market segments including physicians, hospitals and research institutes, Pharma/biotech and reference laboratories. We are particularly pleased that we extended our collaboration with Pfizer because it further validates the value of our products in drug development. We are pursuing similar agreements with other pharmaceutical companies to develop new tests and/or offer testing services in connection with their clinical trials. Ultimately, we believe that using circulating tumor cells as biomarkers in these trials may accelerate time to market for promising cancer therapies. Finally, we remain pleased with the results of certain cost reduction actions which we implemented in the second half of 2005. We continue to benefit from these changes as reflected in our cash burn performance. For the remainder of 2006, we will continue to pursue aggressively our commercialization activities and key product and clinical development programs with clear focus and a strong balance sheet.”

Highlights for the Quarter Ended March 31, 2006:

•	On March 28, 2006 Immunicon announced an extension of its Research and Development Agreement with Pfizer, Inc., under which the Company collaborated with Pfizer to develop new reagents designed to detect certain undisclosed antigens on circulating tumor cells (CTCs). The collaboration which began in February 2003 was amended to permit the parties to initiate new clinical research studies by adding new Appendices duly signed by both parties to the Agreement. A new phase I trial has been added to the Agreement and will begin enrollment immediately.

•	On March 22, 2006 Immunicon announced that Linux-based software for the CellTracks® Analyzer II was cleared by the U.S. Food and Drug Administration for in vitro diagnostic use through the 510(k) process. The CellTracks Analyzer II is currently sold with XP-based software for counting and characterizing circulating tumor cells CTCs, which predict survival in patients with metastatic breast cancer. The new software provides an improved user interface and data management, faster scanning time and more flexibility in analysis of CTCs.

•	As of March 31, 2006, Immunicon has shipped 35 CellTracks Analyzer II systems, including 28 to various domestic and international customers and seven to affiliates of Johnson & Johnson. Cumulative shipments of instruments as of March 31, 2006 totaled 58 analyzers (35 CellTracks Analyzer II systems and 23 CellSpotter Analyzers) and 49 CellTracks AutoPrep Systems. The systems are located in the U.S., various countries of the EU and Japan and include placements in major reference labs (Quest Diagnostics Incorporated in the U.S. and SRL in Japan), hospital labs, a major U.S. pharmaceutical company, clinical research organizations and various Johnson & Johnson sites worldwide.

A summary of instrument shipments and instruments sold for revenue recognition purposes for the period from launch to March 31, 2006 is shown below:

	Cumulative @ YE 2005	Quarter ended March 31, 2006	Cumulative from launch to March 31, 2006
Instrument shipments
CellTracks Analyzer II
J&J affiliates	7	—	7
Customer upgrades from CellSpotter	—	6	6
Other customers	15	7	22

Total CellTracks Analyzer II	22	13	35

CellSpotter Analyzer
J&J affiliates	14	—	14
Other customers	11	(2)	9

Total CellSpotter	25	(2)	23
Total Analyzers	47	11	58

CellTracks AutoPrep
J&J affiliates	17	—	17
Other customers	25	7	32

Total CellTracks AutoPreps	42	7	49

Instruments sold (1)
CellTracks Analyzer II
J&J affiliates	6	—	6
Other customers	7	5	12

Total CellTracks Analyzer II	13	5	18

CellSpotter Analyzer
J&J affiliates	13	1	14
Other customers	8	1	9

Total CellSpotter	21	2	23

Total Analyzers	34	7	41

CellTracks AutoPrep
J&J affiliates	15	1	16
Other customers	15	3	18

Total CellTracks AutoPreps	30	4	34

(1)	- represents instruments which were sold and revenue recorded in the period indicated

Conference Call

Byron D. Hewett, President and CEO, and other members of senior management will provide an Immunicon update and discuss results via Webcast and conference call on Wednesday May 3, 2006, at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is (800) 901-5217 and use passcode 59778829; international callers may dial (617) 786-2964 and use passcode 59778829. In addition, a live audio webcast of the call will be available online at Immunicon’s corporate web site at http://www.immunicon.com. Webcast participants are encouraged to log on to the site at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.

Following the call, a webcast audio replay will be available on the Company’s web site for 30 days through Friday, June 2. In addition, a dial-in replay will be maintained for 5 days through Monday, May 8, and can be accessed by dialing (888) 286-8010 (US listeners) or (617) 801-6888 and entering reservation number 70018019.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s anticipated net cash burn for 2006, Immunicon’s funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter,” “CellTracks” and AutoPrep are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. CellTracks Analyzer II is a trademark of Immunivest Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing herein are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media:

James G. Murphy	Tierney Communications
SVP of Finance & Administration, CFO	Denise Portner
215-830-0777 ext. 121	Vice President
jmurphy@immunicon.com	215-790-4395
dportner@tierneyagency.com

IMMUNICON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share amounts)

	March 31 2006	December 31 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,750	$21,900
Short-term investments	12,991	20,694
Receivable from related party	261	316
Accounts receivable, net	676	606
Inventory	3,815	3,223
Prepaid expenses	290	397
Other current assets	565	545

	43,348	47,681
Property and equipment, net	4,899	5,460

Long term investments	1,502	1,504
Other assets	386	325

TOTAL ASSETS	$50,135	$54,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,449	$2,769
Accounts payable	1,138	938
Payable to related party	732	433
Accrued expenses	3,642	3,576
Current portion of deferred revenue
Related party	1,828	1,597
Other	47	84

Total current liabilities	9,836	9,397

Long-term debt	2,712	3,115
Deferred revenue - related party	492	378
Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value—100,000,000 authorized, 27,585,005 and 27,556,885 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	28	27
Additional paid-in capital	160,884	162,630
Deferred stock-based compensation	—	(2,142)
Currency translation adjustment	14	12
Accumulated deficit	(123,831)	(118,447)

Total stockholders’ equity	37,095	42,080

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,135	$54,970

IMMUNICON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

MARCH 31, 2006 COMPARED TO MARCH 31, 2005

(in thousands, except for per share and per share data)

UNAUDITED

	Three Months Ended March 31,
	2006	2005
Product and service revenue
Related parties product revenue	$355	$310
Third party customers product revenue	558	250
Service revenue	339	50

Total product and service revenue	1,252	610

Cost of goods sold	1,524	174

Gross profit (loss) on product and service revenue	(272)	436

Milestone, license and other revenue	201	269

Total revenue	1,453	879

Operating expenses:
Research & development	3,119	5,942
General & administrative	2,469	1,985

Total operating expenses	5,588	7,927

Operating loss	(5,659)	(7,222)

Other income (expense)
Interest and other income	388	288
Interest expense	(113)	(125)

Other income (expense), net	275	163

Net loss	$(5,384)	$(7,059)

Net loss per common share - basic and diluted	$(0.20)	$(0.30)

Weighted average common shares oustanding-basic and diluted	27,582,995	23,217,300